EXHIBIT 99.1


October 30, 2007


VIA FACSIMILE AND FEDERAL EXPRESS


Point Blank Solutions, Inc. (f/k/a DHB Industries, Inc.)
2102 SW 2nd Street
Pompano Beach, Florida 33069
Attn: General Larry R. Ellis, President & CEO


Senator William Campbell, Chairman of the Board


cc: Board of Directors


Dear General Ellis and Senator Campbell:

Steel Partners II, L.P. ("Steel"), a shareholder of Point Blank Solutions, Inc. ("PBSI" or the "Company"), has recently expressed its willingness to you and the Board to enter into a negotiated transaction with the Company that we believe would create immediate value for all of the Company's shareholders.

As you know, Steel has extensive experience working with and maximizing the value of public companies in the defense industry. A prime example is our involvement with United Industrial Corporation ("UIC"). We obtained representation on UIC's board in order to effect changes in management and corporate governance on behalf of all of UIC's shareholders. Ultimately, we were able to implement improvements in capital structure, cost structure and operational strategy that have been reflected in UIC's current stock price. When Steel began investing in UIC in April 1999, UIC's shares were trading at approximately $9.85 per share. Today, UIC is up over 700% from Steel's initial investment price and recently agreed to be sold to Textron, Inc. for $81 per share in cash. The total value of the acquisition is approximately $1.1 billion. In both 2006 and 2007, UIC was ranked one of the 200 best small companies in the U.S. by Forbes Magazine.

Steel has also worked with and enhanced the value of other defense companies, including Aydin Corp. ("Aydin"), ECC International Corp. ("ECC") and Tech-Sym Corp. ("Tech-Sym"), all of which were sold at attractive premiums after Steel became involved on the Board of Directors of each of these companies. In March 1999, Aydin agreed to be acquired by L-3 Communications for $13.50 per share, representing a 57% premium over Aydin's share price prior to Steel's involvement on the Aydin Board of Directors. In September 2000, Tech-Sym Corp. shareholders approved an acquisition by Integrated Defense Technologies, Inc. for $30 per share, representing approximately a 67% premium over Tech-Sym's share price prior to Steel's involvement on the Board of Directors. In August 2003, ECC agreed to be acquired by Cubic Corporation for $5.25 per share in cash, representing an approximate 60% premium over ECC's share price prior to Steel's involvement on the Board of Directors.

We were informed that PBSI's Board had retained bankers, and could not respond at that point to Steel's acquisition proposal and request for due diligence, but that we would be hearing from the Company. It has been some time and we are still awaiting a substantive response from the Company. While it was our preference to communicate privately with the Company regarding a value enhancing


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transaction, no progress has been made in the two months since Steel first expressed interest in acquiring the Company. Accordingly, Steel hereby publicly sets forth its willingness to enter into discussions with PBSI's Board of Directors to pursue negotiations of a definitive merger agreement to acquire 100% of the capital stock of PBSI, through a newly-formed acquisition vehicle affiliated with Steel, for no less than $5.50 per share in cash. This proposal represents no less than an attractive 23% premium to yesterday's closing price. Our proposal is not subject to any financing contingency and we would be willing to agree to discuss commencing a tender offer upon signing a definitive merger agreement to facilitate immediate liquidity to the Company's shareholders.

Steel's proposal would provide PBSI's shareholders with the immediate opportunity to maximize the value of their investment in the Company. We are confident that our proposal represents the best strategic alternative available to immediately maximize shareholder value for the Company and its public shareholders.

We propose that the transaction be accomplished through a definitive tender offer/merger agreement. Our proposal is conditioned upon satisfactory completion of due diligence, obtaining all necessary consents and approvals, redemption or waiver of the shareholder rights plan, waiver of any other anti-takeover provisions and certain other customary conditions.

We have a due diligence team including attorneys, accountants and financial advisors available to promptly commence and complete all required due diligence. With the Company's cooperation, we would anticipate being able to complete due diligence in no more than 30 days. We are prepared to immediately negotiate a definitive purchase agreement that embodies the terms and conditions of our proposal and enter into the definitive agreement promptly after completion of due diligence.

If as a result of our due diligence Steel finds evidence of additional value inherent in the Company based on operating results or otherwise, Steel would be willing to upwardly adjust the offer price to reflect such additional value. Steel invites you to share with us any documentation in the Board's possession which it believes reflects additional value in the shares that it believes is not already known to us.

We look forward to promptly moving forward, entering into an appropriate confidentiality agreement and commencing our due diligence immediately. Our proposal is based upon the publicly available information about PBSI known to Steel. This letter should not be construed as a binding obligation on Steel unless and until a definitive agreement is entered into in form acceptable to Steel and Steel reserves the right to withdraw, modify or otherwise change its indication of interest at any time.

Steel stands ready to meet with you and PBSI's Board of Directors and its representatives as soon as possible. Please contact the undersigned at (212) 520-2330 to discuss any questions you or the Board might have.

Very truly yours,

STEEL PARTNERS II, L.P.

By: Steel Partners, L.L.C.
General Partner

By:____________________________
Warren G. Lichtenstein
Managing Member